Debbie Amigone

McCarran Center

770 East Warm Springs Rd.

Suite 250

Las Vegas, Nevada 89119

August 25, 2004

XSInventory

Michael J. Evangelista, President

2950 E. Flamingo Rd., Suite E-6D

Las Vegas, Nevada 89121

This letter is to confirm our understanding that I will be acting as the Issuing Agent for the SB-2 offering for XSInventory. As I understand you will raise $35,000 to $100,000. As I indicated from our conversation you will not be charged a commission; however I will charge a fee to handle the subscription agreement and deposits. That fee as we discussed will be $600 for the minimum $35,000 raised up to $2,000 if the maximum, $100,000 is raised. We will pro rate the difference between the $600 minimum and the $2,000 maximum based upon actual funds received at the time of closing. Fees will be earned and payable at the time of closing. No fees will be earned if the minimum is not received.

Sincerely,

Debbie Amigone